LEASE AGREEMENT

DATED AS OF JULY 18,2011

BY AND BETWEEN

EASTMAN KODAK COMPANY,

LANDLORD

AND

NATCORE TECHNOLOGY, INC.,

TENANT

PREMISES:

PORTION OF EASTMAN BUSINESS PARK BUILDING 308,

ROCHESTER, NEW YORK

LEASE AGREEMENT

          THIS LEASE AGREEMENT, dated as of July 18, 2011 (this “Lease” or this “Agreement”), is entered into by and between EASTMAN KODAK COMPANY, a New Jersey corporation (“Landlord”), and NATCORE TECHNOLOGY, INC., a Delaware corporation (“Tenant”).

1. PREMISES.

          (a) Definition of Premises. Landlord hereby leases unto Tenant and Tenant hereby accepts from Landlord, approximately 4,053 usable square feet of space (the “Premises”) located on the first floor of that certain building known as Building 308 (the “Building”), located at the manufacturing plant known as Eastman Business Park (“EBP”), in the Town of Greece, County of Monroe, and the State of New York. Floor plans showing the location of the Premises in the Building are attached hereto as EXHIBIT A and made a part hereof. A map showing the location of the Building is attached hereto as EXHIBIT B and made a part hereof. The Premises shall also include the right to use in common with other occupants of the Building access and delivery areas designated by Landlord from time to time as reasonably required for the use of the Premises, cafeteria areas (if any) and other common areas appurtenant to the Building (including the loading docks and hallway to the south of the Premises for access to the clean room portion of the Premises) (collectively, the “Common Areas”), subject to reasonable rules and regulations imposed by Landlord.

          (b) Condition of Premises. Tenant accepts the Premises in its present, “as-is” condition. Tenant’s taking possession of the Premises shall be conclusive evidence against Tenant that the Premises were in good order and satisfactory condition when Tenant took possession. No promises of Landlord to alter, remodel, repair or improve the Premises or the Building and, other than those expressly set forth herein, no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant.

2. TERM.

          (a) Lease Term. The term of this Lease (the “Lease Term”) shall commence on August 1, 2011 (the “Commencement Date”), and shall end on the earlier of (i) midnight on June 30, 2013, or (ii) the earlier termination or cancellation of this Lease in accordance with the terms hereof (the “Expiration Date”).

          (b) Landlord’s Termination Right. If at any time during the term of this Agreement, Landlord shall decide to sell, close or demolish the Building of which the Premises is a part, Landlord shall have the right to terminate this Lease at any time upon six (6) months prior written notice to Tenant and Tenant shall surrender the Premises to Landlord on such date in accordance with the provisions of Sections 11(d) and 34 hereof.

          (c) Tenant’s Renewal Right. Tenant shall have the right to renew this Lease for up to one (1) additional term of two (2) years (the “Renewal Term”), on the same terms and conditions provided herein (except that this clause shall not apply relative to any further renewals), by delivering written notice to Landlord of its intent to renew no less than six (6) months prior to the expiration of the Lease Term or the applicable Renewal Term hereof, as the case may be, provided that at the date of exercise of each option to renew, and on the effective date of such Renewal Term, there is no default by Tenant in the performance of any of its obligations under this Lease. During the Renewal Term, Tenant shall continue to pay Base Rent as described in Section 4(a) hereof.

3. TENANT’S USE OF AND ACCESS TO THE PREMISES

          (a) Permitted Uses. The Premises shall be occupied and used by Tenant for research and development of photovoltaic cells and related compounds and for general office purposes associated therewith, and for no other purpose whatsoever, except as may be reasonably agreed upon in writing by Landlord and Tenant. Tenant is expressly prohibited from using the Premises for any purpose (including storage) which involves any processes and/or materials (including but not limited to any chemicals) if Landlord advises Tenant that such are reasonably deemed by Landlord to cause any additional liability to Landlord.

          (b) Tenant’s Access to the Premises. Subject to the security and operating policy of Landlord, reasonable written notice of which shall be provided to Tenant, Tenant and its employees shall have the right of 24 hours per day, seven days per week access to the Premises.

          (c) Restrictions on Tenant’s Activities.

               (i) Food Service. Landlord and Tenant acknowledge that Landlord has an exclusive agreement with certain food service providers at the Building. Tenant shall have the right to use the food service providers selected by Landlord to provide food services to Tenant and its employees and invitees at the Premises, on a basis and in a manner consistent with the use of such providers by other occupants of the Building. Tenant shall not have the right to allow other food service providers access to the Premises.

               (ii) Wireless Network. Tenant shall not install at the Premises any wireless network (“Wireless Network”) without advance written consent of Landlord, which consent shall not be unreasonably withheld. In the event Tenant desires to install a Wireless Network, Tenant shall first submit to Landlord plans and specifications therefor for Landlord’s review as part of Landlord’s determination of whether to approve the Wireless Network installation. If Landlord shall determine, in its sole discretion, that the Wireless Network proposed to be installed by Tenant fails to comply with Landlord’s standards for such networks in the Building or at Kodak Park, or would cause interference with the operation of wireless or other networks of Landlord at the Building or at Kodak Park, then Landlord shall have the right to withhold its consent to Tenant’s proposed Wireless Network, and such failure to consent shall not be deemed unreasonable for purposes of this subparagraph 3(c)(ii).

          (d) Tenant’s Rights to Use IT Facilities. During the Lease Term, at no additional cost to Tenant, Tenant and its employees shall have the right to use, and access to, the telecommunication facilities located in the Premises and the Building as described below:

               (i) Frame/Demarcation Room. Tenant shall have the right to have access to, in common with Landlord, the existing frame/demarcation room (the “Demarcation Room”) in the Building (in which the telecommunications connections from the Building to areas outside the Building are located) from time to time upon advance request by Tenant to Landlord. Landlord, Tenant and any other tenant or occupant having access to the Demarcation Room shall reasonably cooperate to isolate, to the extent reasonably possible within the Demarcation Room, each party’s equipment and cabling located in the Demarcation Room. Landlord may require Tenant to be escorted by a representative of Landlord to the Demarcation Room.

               (ii) Conditions Upon Surrender. Upon the Expiration Date, Tenant shall, subject to Sections 11(d) and 34, surrender in place to Landlord any horizontal, Premises cabling and any riser cabling used by Tenant at the Building, regardless of whether such cabling exists on the Commencement Date or is later installed by Tenant.

4. RENT

(a) Base Rent. Tenant shall pay to Landlord as base or fixed rent (the “Base Rent”), in U.S. legal tender, at the following address: Eastman Kodak Company, 343 State Street, Rochester, New York 14650-1265, Attention: Lease Administration & Field Operations, or as otherwise directed from time to time by Landlord’s written notice, the sum of SEVENTY TWO THOUSAND NINE HUNDRED FIFTY FOUR AND 00/100 DOLLARS ($72,954.00) per year, such Base Rent to be paid in equal monthly installments of SIX THOUSAND SEVENTY NINE AND 50/100 DOLLARS ($6,079.50) each. The first installment of Base Rent shall be paid on the Commencement Date and, thereafter, each installment of Base Rent shall be paid promptly on the first day of every calendar month of the Lease Term, and pro rata, in advance, for any partial month, without demand, the same being hereby waived, and without any set-off or deduction whatsoever except as otherwise expressly provided in this Lease. Any payment required to be made by Tenant under the provisions of this Lease not made by Tenant when and as due shall thereupon be deemed to be due and payable by Tenant to Landlord on demand with interest thereon at the rate of ten percent (10%) per annum computed from the date when the particular amount became due to the date of payment thereof to Landlord. In addition, subject to the terms of Section 17 of this Lease, if Tenant fails to timely pay any installment of Base Rent or Additional Rent (as hereinafter defined), a late charge will be due and owing at the rate prescribed in Section 17 of this Lease upon any Base Rent and/or Additional Rent not paid by the fifth (5th) business day after the date on which such Rent is due.

          (b) Costs and Expenses Deemed Rent. All costs and expenses which Tenant agrees to pay to Landlord pursuant to this Lease shall be deemed additional rent (“Additional Rent”) and, in the event of non-payment thereof, Landlord shall have all the rights and remedies herein provided for in case of non-payment of Rent.

          (c) Sales Tax. In the event any sales, rent or occupancy tax should be assessed against all or part of the Base Rent or any Additional Rent, Tenant shall reimburse Landlord for such tax as Additional Rent hereunder within twenty (20) days of invoice by Landlord.

          (d) Rent. The Base Rent together with the Additional Rent described in this Section 4 will be collectively referred to herein as Rent.

5. SERVICES

          Except as otherwise provided, the following services shall be provided by Landlord at no additional cost to Tenant, except as otherwise specified in this Section 5 below:

          (a) Utilities. Subject to and on the terms, limitations and conditions contained in this subsection (a) and subsections (c), (f) and (h) of this Section 5, Tenant shall purchase from Landlord and Landlord shall use its reasonable efforts to supply to Tenant at the Premises the utility services (the “Utility Services”) listed below in the quantities and at the times reasonably requested by Tenant; and furthermore provided that Landlord shall apply commercially reasonable efforts to, in the case of service interruption, restore services to Tenant at the Premises. Landlord shall be responsible for delivering such Utility Services to the point of entry at the Premises, and Landlord shall maintain, at Landlord’s cost and expense, all necessary infrastructure to make such deliveries to the point of entry at the Premises. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all costs, expenses, liabilities and damages of any kind (including reasonable attorneys’ fees) resulting from damage or injury of any kind to Tenant’s property located at the Premises, or to Tenant’s employees, agents, contractors or invitees or their property while located at the Premises, arising in connection with Landlord’s providing of the services listed below in this subsection (a), except to the extent directly resulting from the gross negligence or willful misconduct of Landlord, its employees or agents.

               (i) Steam. Landlord shall provide steam services used by Tenant for heating the Premises and in the conduct of its operations in the Premises.

               (ii) Electric Energy. Landlord shall provide electrical energy used by Tenant for heat, air-conditioning, lighting and other services, and for the conduct of its operations in the Premises.

               (iii) Water. Landlord shall furnish hot and cold water to the Building for drinking and ordinary cleaning purposes. In addition, Landlord shall provide to the Building a source of fire protection water and an independent source of process water for Tenant’s use in the conduct of its operations at the Premises. Furthermore, Landlord shall provide an independent source of demineralized water for use by Tenant in the conduct of its operations at the Premises; provided that such demineralized water shall be made available to Tenant at Landlord’s building known as EBP Building 321, and Tenant shall be responsible (at its sole cost and expense) to arrange for delivery of the demineralized water by tanker truck from Building 321 to the Premises using Landlord’s approved intra-plant trucking contractor.

               (iv) Chilled Water. Landlord shall provide chilled water services used by Tenant for cooling the Building and in the conduct of its operations in the Premises.

               (v) Compressed Air. Landlord shall provide compressed air used by Tenant in the conduct of its operations in the Premises.

               (vi) Nitrogen. Landlord shall provide nitrogen used by Tenant in the conduct of its operations in the Premises.

               (vii) Sanitary Sewer Service. Landlord shall provide Tenant with the right to use the existing sanitary sewer currently owned by Landlord and the public sanitary sewer (collectively called the “Sanitary Sewer”), to the extent each of these service the Building in which the Premises is located, provided that Tenant shall, with respect to its use of the Sanitary Sewer, promptly comply with the requirements imposed by Landlord now or in the future on all users of the Sanitary Sewer of which Tenant is given notice.

               (viii) Industrial Sewer Service.

                    (1) General Provisions. Landlord shall provide wastewater removal and treatment services to Tenant by means of Landlord’s private, industrial sewer system (the “Industrial Sewer”) in the quantities and at the times reasonably requested by Tenant; provided that Tenant shall, with respect to its use of the Industrial Sewer, promptly comply with the requirements imposed by Landlord now or in the future on all users of the Industrial Sewer of which Tenant is given notice, including without limitation, the requirements set forth in the remainder of this subsection 5(a)(viii). If permit conditions or other requirements imposed by any governmental authority as a condition to or arising as a result of Landlord’s providing such wastewater removal and treatment services result in increased costs of operation to Landlord, Tenant shall reimburse Landlord for the amount of such increased costs allocable to the service provided to the Tenant within thirty (30) days following Tenant’s receipt of a statement from Landlord requesting such reimbursement.

                    (2) Approved Tenant Discharges. Tenant and Landlord acknowledge that as of the date of this Lease, Tenant’s approved discharges into the Industrial Sewer are characterized on the Approved KWIC Profiles attached hereto as EXHIBIT E, which provides a list of the approved discharges for each discharge point (a “Discharge Point”) in the Building. Tenant shall not, at any time, discharge to the Industrial Sewer at any Discharge Point any effluent in an amount or of a type which is not authorized for such Discharge Point in EXHIBIT E, and Tenant shall be solely responsible for removal from its wastewater of any and all other, non-approved chemical and biological wastes, unless such additional effluent is approved in writing by Landlord in the manner described below. If Tenant desires to make any new discharge or any change to an approved discharge to the Industrial Sewer at any Discharge Point, except for any change that eliminates or reduces an approved discharge, Tenant shall provide written notice of the proposed change to Landlord’s Health Safety and Environment organization (“Kodak HSE Organization”), 1999 Lake Avenue, Rochester, New York 14650-2208, attention: HSE Director, Kodak Rochester Sites (or her designee). Such notice shall be given a reasonable time prior to the proposed date of implementation of any such proposed change. Such changes shall be implemented by Tenant only after obtaining the prior written approval of Landlord, which approval Landlord may withhold in Landlord’s reasonable discretion if Landlord reasonably determines that such changes are likely to have a material adverse impact on the Industrial Sewer. Within five (5) business days after receipt of such notice from Tenant, Landlord shall make an initial determination regarding whether Tenant’s proposed change may have a potential, material adverse impact on the Industrial Sewer, and if Landlord determines that the proposed change is not material, Landlord shall so notify Tenant within such five (5) business day period of its approval of such change. If Landlord determines that the proposed change has a potential material adverse impact on the Industrial Sewer, Landlord shall use its commercially reasonable efforts to evaluate such potential impact and notify Tenant of its determination within thirty (30) days after receipt of such notice from Tenant.

                    (3) Tenant Reporting and Other Obligations. As a further condition of Landlord’s providing Tenant the rights to use of the Industrial Sewer hereunder, and without limiting Tenant’s compliance and reporting obligations set forth in any other provisions of this Lease, Tenant hereby agrees that: (A) Tenant shall promptly provide to Landlord any and all documents or information required by Landlord and shall fully cooperate with Landlord as and when requested to the extent necessary to allow Landlord to comply with all laws, regulations and requirements of any governmental authority having jurisdiction over the provision of such services at the Premises, including those requirements imposed under the Clean Water Act and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et. seq. (“CERCLA”); and (B) Tenant shall implement and comply with applicable best management practices required by Landlord’s discharge permit and in effect as of the Commencement Date, and any later changes to those best management practices of which Landlord provides Tenant reasonable and timely notices.

                    (4) Additional Rights. Tenant shall have the right to cease obtaining wastewater treatment and removal services from Landlord and to acquire such services from a third party at any time by delivering written notice to Landlord at least sixty (60) days prior to the date of termination of such services. Landlord may cease providing such services at any time with reasonable notice if for any reason any necessary permit or approval required by law to allow Landlord to provide wastewater removal and treatment services shall lapse or be revoked.

          (b) Site Services to be Supplied by Landlord. Subject to subsections (c), (f) and (h) of this Section 5, Landlord shall provide the following services to Tenant at the Premises:

               (i) Elevator Service. Building elevator service, if any, shall be available at all times, subject to reasonable maintenance requirements.

               (ii) Emergency Services; Security. Landlord shall provide fire and explosion prevention, pressure vessel safety, hazmat, emergency medical services and related services with respect to the Premises (collectively, the “Emergency Services”) at the Building throughout the Lease Term and shall also provide perimeter security services (the “Alarm Services”) at the Building. Such Emergency Services and Alarm Services shall be provided in the manner provided by Landlord to, and as part of the fire and emergency protection system and perimeter security services established by Landlord to provide Emergency Services and Alarm Services to the operations conducted by Landlord adjacent to the Premises in the Building and at other buildings at Eastman Business Park. Landlord shall provide security badges to Tenant’s employees and non employees (contractors) to access the Premises. In addition, Landlord shall provide Tenant with fire protection services, including emergency response and related services (“Fire Protection Services”), in the manner provided by Landlord from time to time during the Lease Term to, and as a part of the fire protection system established by Landlord to provide fire protection services to, the manufacturing operations conducted in the Building and other buildings owned by Kodak adjacent to or in the vicinity of the Building. Notwithstanding anything else to the contrary contained in this Lease, Landlord shall not be responsible to Tenant, its employees or contractors for losses, injury (including personal injury) or damage sustained by Tenant as a result of a fire, explosion or any other event the presence of Emergency Services, Alarm Services and/or Fire Protection Services is designed to prevent or control, except to the extent that such losses or damages are the result of gross negligence or willful misconduct on the part of Landlord, its agents, employees or contractors.

               (iii) Trash Removal. Landlord shall provide trash and refuse removal services to Tenant on the same frequency as such services are provided to other occupants of the Building, which shall consist of the removal from the Premises by Landlord of normal quantities of trash and other non-hazardous materials discarded by Tenant, provided that such trash and material is placed by Tenant in designated dumpsters or other appropriate receptacles. Notwithstanding the foregoing, the parties expressly agree that Landlord shall have no obligation to remove or dispose of and no responsibility for any chemicals and/or any specially controlled or regulated waste (irrespective of whether such waste is hazardous or not) arising out of, generated or resulting from or otherwise released in connection with Tenant’s use of and operations in the Premises, and Tenant shall be solely responsible for the removal and disposal of all such waste. Tenant will segregate trash as reasonably requested by Landlord to facilitate recycling as opportunities to recycle are developed by Landlord or required by law.

               (iv) Site and Building Maintenance. Landlord shall maintain in good condition and repair the exterior of the Building, the Building’s structural, mechanical and electrical systems, and all common areas of the Building (except for maintenance required within the Premises which shall be the responsibility of Tenant at its sole cost and expense), together with the Building grounds and utility delivery systems.

               (v) Snow Removal. Landlord shall cause snow to be removed from the parking areas and walkways adjacent to the Building to the same extent of snow removal provided to the parking areas and walkways at or adjacent to other buildings in EBP.

          (c) Interruptions in Service. It is understood that Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption. Tenant acknowledges that any one or more of such services may be suspended by reason of accident or of repairs, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for damages by abatement of Rent or otherwise, direct or consequential, nor shall any such interruption relieve Tenant from performance by Tenant of its obligations under this Lease.

          (d) Additional Work or Services. Notwithstanding any other provisions herein, should Tenant require any work or services other than those described above in this Section 5, Landlord may upon advance request by Tenant furnish such additional service and Tenant agrees to pay Landlord, within twenty (20) days after invoice from Landlord, such charges as may be agreed on but in no event less than Landlord’s actual cost plus overhead plus any applicable taxes imposed for the additional services provided. Any such request shall require at least one business day’s advance notification. Nothing in this Subsection 5(d) shall imply an obligation upon Landlord to furnish such additional services or a restriction against Tenant contracting with a third party, or third parties, for the provision of such services. In the event Tenant contracts with a third party for the provision of any additional work or services, Tenant shall pay the cost thereof directly to such third party and no overhead, taxes or any other fee or charges shall be payable to Landlord in connection therewith.

          (e) Excluded Services. Notwithstanding the foregoing, Tenant shall be responsible for supplying and paying directly for the costs of the following:

               (i) All data and telecommunications services (including internet access and service).

               (ii) Removal, disposal and management of any hazardous waste and for all chemical and/or specially controlled or regulated waste (irrespective of whether such is hazardous or not) arising out of, generated or resulting from or otherwise released in connection with Tenant’s use of and operations in the Premises.

               (iii) Maintenance and repair of the Premises and all of Tenant’s furniture, fixtures and equipment located within the Premises together with any necessary services related to same.

               (iv) All mail service and package delivery in and to the Building.

               (v) Maintenance and repair of any lights and lighting fixtures within the Premises.

               (vi) Except for Building perimeter security as described above, Tenant shall be responsible for all security (including installation and maintenance of same, subject expressly to the terms of this Lease).

               (vii) All air handling for any industrial processes. Any changes required to the Premises or the Building as a result of such responsibility shall be made in full compliance with the provisions of this Lease.

               (viii) All cleaning and janitorial services necessary to keep the Premises in a clean, neat and orderly manner.

          (f) Discontinuance of Services. Notwithstanding the foregoing, Landlord may elect to cease to provide one or more of the services listed in this Section 5 to Tenant if Landlord has ceased to provide such service to a substantial portion of the Building and adjacent buildings in EBP, by delivering notice of the cancellation of such service no less than six (6) months prior to the effective date of such cancellation, provided that replacement service or services are at such time generally available to Tenant, or if Landlord is prohibited from providing such services to Tenant by law, regulation or requirement of a governmental entity having jurisdiction over the Premises by delivering notice of the cancellation to Tenant promptly upon notice to Landlord of such application of such law, regulation or requirement and in any event no less than twenty (20) days prior to the effective date of such cancellation.

          (g) Charges for Services.

               (i) Charges for Utility Services. Tenant agrees to pay Landlord, as Additional Rent, for the Utility Services, the amounts of Utility Services Charges (as defined in paragraph 2 of EXHIBIT D attached hereto and made a part hereof) computed in accordance with the provisions of such EXHIBIT D, which is entitled “Utility Services Charges”.

               (ii) Payments for Services and Expenses. Landlord shall deliver to Tenant electronic or other form of statements of charges for Utility Services Charges on or after the last day of each month during the Lease Term for Utility Services provided by Landlord or made available to Tenant during such month. The Utility Services Charges provided on the statement shall be an amount equal to the rate per unit applicable to the calendar year including the month with respect to which the statement relates multiplied by the number of units actually consumed by Tenant at the Building during such month or, where such actual consumption cannot be measured, Landlord’s reasonable estimate of the number of units actually consumed by Tenant at the Building during such month. Each such statement of charges shall be due and payable by Tenant within twenty (20) days after receipt of the statement.

          (h) Landlord’s Obligations Relating to Providing Utilities and Services. Subject to and on the terms, limitations and conditions contained in this Section 5, Landlord shall use its reasonable efforts to supply to Tenant at the Premises, the utilities and services listed herein. Landlord shall be responsible for delivering such utilities and services to the point of entry at the Premises, and Landlord shall maintain, at Landlord’s cost and expense, all necessary infrastructure to make such deliveries to the point of entry at the Premises.

6. WAIVER OF CERTAIN CLAIMS

          Except to the extent that the following is inconsistent with the provisions of Sections 19 and 30, Tenant, to the extent permitted by law, waives all claims it may have against Landlord, and against Landlord’s agents, employees and contractors for damages for injuries to person or damage to property sustained by Tenant or by any occupant of the Premises, or by any other person, resulting from any part of the Premises or any equipment or appurtenances becoming out of repair, or resulting from any accident in or about the Building or the Premises or resulting directly or indirectly from any act or neglect of Tenant, its employees, agents, representatives or contractors or of any other person, except that this waiver shall not apply to, and Landlord shall indemnify, defend and hold Tenant and its agents, employees and contractors harmless against any damages (other than indirect or consequential damages) for injuries to persons or damage to property to the extent caused by or directly resulting from the gross negligence or willful misconduct of Landlord or its employees or agents unless, with respect to property damage, such loss is or would be covered by the standard form of all risk property damage insurance whether or not Tenant self-insures part or all of said coverage and whether or not such insurance would actually provide compensation to Tenant after taking into account deductibles and other similar policy limitations. This waiver, when applicable, shall include not only direct damages but also claims for consequential damages and any claims for abatement of Rent due hereunder, it being intended that this waiver be absolute, except as otherwise expressly provided herein.

7. INSURANCE

          Tenant shall, at its expense, procure and maintain during the Lease Term the following insurance coverage which may be satisfied by any combination of primary and excess or umbrella liability insurance policies:

          (a) Workers’ Compensation. Insurance protecting Tenant from any and all claims under applicable Workers’ Compensation statutes or any similar statutes or requirements.

          (b) Employer’s Liability. Employer’s Liability coverage with a limit of liability not less than ONE HUNDRED THOUSAND DOLLARS ($100,000.00).

          (c) Commercial General Liability. Commercial General Liability Insurance covering all claims of damages for all injuries, including death and all claims on account of property damage with a limit of liability not less than FIVE MILLION DOLLARS ($5,000,000.00) per occurrence and aggregate, combined single limit for bodily injury (“BI”) and property damage (“PD”). Such commercial general liability insurance shall include coverage of the contractual liability assumed in this Lease. Tenant shall have the right to insure and maintain the liability insurance coverages set forth in this paragraph 7(c) using any combination of primary and excess coverage and under blanket insurance policies covering other premises occupied by Tenant so long as such blanket policies comply as to terms and amounts with the insurance provisions set forth in this Lease; and Landlord shall be named as an additional insured on each such policy.

          (d) Comprehensive Automobile Liability. Comprehensive Automobile Liability Insurance with respect to any and all owned, hired and non-owned vehicles to be used by Tenant or any agent, employee, representative or subcontractor of Tenant on or about the Premises or in connection with the use of property or any other real property owned by Landlord with a limit of liability not less than ONE MILLION DOLLARS ($1,000,000.00) combined single limit BI and PD, naming Landlord as an additional insured. Notwithstanding the foregoing, if and for so long as Tenant is not the registered owner or lessee of any vehicles, Tenant may satisfy the requirements of this Section 7(d) by providing liability coverage with a limit of liability of not less than ONE MILLION DOLLARS ($1,000,000.00) with respect to non-owned vehicles only, and such coverage may be obtained as part of Tenant’s commercial general liability policy instead of in a separate policy.

          (e) All Risk Property Damage Insurance. All risk property damage insurance covering all personal property of Tenant at the Premises, including equipment, machinery, stock, supplies and leasehold improvements for the full replacement value of such property. It is understood and agreed that Landlord shall have absolutely no liability or responsibility for any damage or loss occurring to Tenant’s personal property.

          (f) Requirements. The primary insurance required to be maintained hereunder shall be maintained under policies issued by insurers rated not less than A in Best’s insurance reports or a comparable rating in an equivalent insurance report and which are licensed to do business in the State of New York and being of recognized responsibility. Tenant’s policies shall:

               (i) Name Landlord as additional insured on the commercial general and any excess liability policy required hereunder;

               (ii) Use commercially reasonable efforts to provide for thirty (30) days’ notice to Landlord prior to any amendment, change, modification, lapse or cancellation of coverage; and

               (iii) Be written on an “occurrence” basis and as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry.

          (g) Certificates. Tenant shall furnish Landlord with a certificate of insurance within ten (10) days before the Commencement Date showing the coverage required and thereafter such evidences of coverage shall be furnished by Tenant to Landlord not less than ten (10) days prior to the expiration date of each such policy.

          (h) Third Parties. If Tenant contracts with any third party to perform any services or permits such a third party to conduct any activity of any kind at the Premises, Tenant shall direct such third party to maintain insurance in the types and amounts reasonably sufficient to protect Landlord and Tenant from any and all liabilities and damages. The amount of such insurance carried by any third party shall not limit Tenant’s liability hereunder. Tenant shall be responsible for the consequences of any failure of any such third party to maintain such insurance, and Tenant shall indemnify, defend and hold Landlord harmless from each and every claim for liability for injuries to persons or damage to or loss of property occurring at the Premises due to any act or negligence by Tenant’s contractors or agents.

          (i) No Limitations on Liability. The liability of Tenant and Landlord or any third parties relating to either Landlord or Tenant shall not be limited to the insurance required to be maintained as part of this Lease.

8. MUTUAL RELEASE AND WAIVER OF SUBROGATION

          Landlord and Tenant hereby waive on behalf of themselves and their respective insurers, any claims that either actually may have against the other for loss or damage to their respective property resulting from perils covered by the standard form of all risk property damage insurance, including vandalism and malicious mischief coverage. It is understood that this waiver is intended to extend to all such loss or damage whether or not the same is caused by the fault or neglect of either Landlord or Tenant and whether or not insurance is in force. If required by policy conditions, each party shall secure from its property insurer a waiver of subrogation endorsement to its policy, and deliver a copy of such endorsement to the other party to this Lease if requested.

9. HOLDING OVER

          If Tenant fails to vacate the Premises (or any portion thereof) on the Expiration Date, then Tenant shall pay Landlord Base Rent at 150% of the monthly rate then in effect immediately prior to such holdover period as specified in Section 4 for the time Tenant thus remains in possession. Tenant shall also indemnify and hold Landlord harmless from and against any and all cost, expense, damage, claim, loss or liability resulting from any delay or failure by Tenant in so surrendering the Premises, including any consequential damages (including, but not limited to, (i) any rent or other income foregone by Landlord from another tenant; (ii) any and all additional costs incurred by Landlord in preparing the Premises or any other space for use by another tenant or for Landlord’s own use arising as a result of Tenant’s retention of possession; and (iii) any damages, holdover rent charges or other amounts payable by or chargeable against Landlord as a direct or indirect result of Tenant’s retention of possession) suffered by Landlord and any claims made by any succeeding occupant founded on such delay or failure, and any and all reasonable attorneys’ fees, disbursements and court costs incurred by Landlord in connection with any of the foregoing. The provisions of this Section 9 do not exclude Landlord’s rights of re-entry or any other right or remedy of Landlord hereunder.

10. ASSIGNMENT AND SUBLETTING

          (a) Prohibition. This Lease may not be assigned or the Premises or any part thereof sublet or used or occupied by any third party, nor may Tenant otherwise transfer the Lease or any rights to use the Premises (including any transfers by operation of law, including by merger of Tenant with or into another entity, or transfers of the majority of any stock of any corporate Tenant or any majority partnership or limited liability company interests of any partnership Tenant) without the prior written consent of Landlord, which consent may be granted or withheld by Landlord in its sole discretion. An assignment by Tenant of this Lease or a sublease of any portion of the Premises to a wholly-owned direct or indirect subsidiary of Tenant may be effected without Landlord’s consent. Any attempted transfer of this Lease in contravention hereof shall be null and void. Notwithstanding the foregoing, Tenant shall be entitled to assign this Lease or sublet all or any part of the Premises at any time without the consent of Landlord to any person or entity controlling, controlled by or under common control with Tenant. No transfer of this Lease shall operate to release Tenant from its obligations under this Lease.

          (b) Requirements. If Tenant desires to assign, sublease or otherwise transfer any right or interest in and to the Lease or the Premises, or any right to occupy the Premises, to any party, Tenant shall notify Landlord in writing of such proposed assignment, sublease or transfer. Such notice shall include a copy of the proposed written assignment, sublease or other agreement of transfer and such other information concerning the proposed assignment, sublease or transfer as Landlord may request. If Landlord grants its consent to such assignment, sublease or other transfer, Tenant shall promptly provide Landlord with a fully executed copy of the final assignment, sublease or other agreement of transfer.

          (c) Deemed Assignment/Sublet. For purposes of this Section 10 the following shall be deemed an assignment or sublease, as the case may be, subject to the requirements of this Section:

               (i) the transfer of more than thirty percent (30%) of the outstanding capital stock of any corporate tenant or subtenant or any increase in the amount of issued and/or outstanding shares of capital stock and/or the creation of one or more additional classes of common stock of any corporate tenant or subtenant with the result that the beneficial and record ownership in and to such tenant or subtenant changes by more than thirty percent (30%) from the beneficial and record ownership as of the Commencement Date, or the transfer of more than thirty percent (30%) of any partnership interest in Tenant or any subtenant, if Tenant or subtenant is a partnership, however accomplished, whether in a single transaction or in a series of related or unrelated transactions;

               (ii) any agreement by any other person or entity directly or indirectly, to assume Tenant’s obligations under this Lease;

               (iii) any transfer or series of transfers, by operation of law or otherwise, of Tenant’s interest in this Lease, including without limitation the transfer of this Lease to a subsidiary or affiliate of Tenant and the subsequent transfer of stock or other ownership interest in such subsidiary or affiliate; and

               (iv) each modification, amendment or extension of any sublease to which Landlord has previously consented shall be deemed a new sublease.

          (d) Tenant agrees to furnish Landlord upon demand at any time, such information and assurances as Landlord may reasonably request that neither Tenant, nor any previously permitted subtenant, has violated the provisions of this Section.

          (e) Rights of Landlord Upon Subletting. If, with the consent of Landlord, the Premises or any part thereof shall be sublet or occupied by anyone other than Tenant, Landlord may, after default by Tenant, collect rent from the subtenant or other occupant, and apply the net amount collected to the Rent herein reserved. If, without the consent of Landlord, the Premises or any part thereof shall be sublet or occupied by anyone other than Tenant, Landlord may collect rent from the subtenant or other occupant, and apply the net amount collected to the Rent herein reserved, provided, however, that no such collection shall be deemed a waiver by Landlord of the requirement to obtain its consent to such sublease or other occupancy nor an acceptance by Landlord of such sublease or other occupancy. In neither of the foregoing circumstances shall Tenant be relieved from its obligations under the Lease or from further performance by Tenant of any covenants on the part of Tenant herein contained.

          (f) Rights of Landlord Upon Assignment. If this Lease or any interest herein is validly assigned under this Section 10 to another party, such assignment shall not relieve Tenant from its obligations under the Lease or from further performance by Tenant of any covenants on the part of Tenant herein contained, and Tenant shall at all times remain directly and primarily responsible therefor.

          (g) Review and Approval Costs. Tenant agrees to pay to Landlord, on demand, the reasonable out-of-pocket costs incurred by Landlord in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant, including reasonable attorneys’ fees.

11. USE OF PREMISES

          Landlord and Tenant agree to comply with the following provisions regarding the use of the Premises.

          (a) Compliance with Law.

               (i) Generally. Tenant shall comply in all material respects with the covenants, agreements, terms, provisions and conditions of this Lease and any mortgage on the Premises of which Tenant has actual knowledge and any applicable public law, ordinance or governmental regulation (including, without limitation, all environmental laws, rules, regulations or orders relating to the Premises). Tenant shall not make or permit to be made any use of the Premises or any part thereof that would reasonably be likely to be dangerous to life, limb, or property, or which would reasonably be likely to invalidate or increase the premium of any policy of insurance carried on the Building, the Premises or covering its operation. Tenant shall not use or permit the Premises or any part thereof to be used in any manner, nor shall it permit anything to be brought into or kept therein which, in the reasonable judgment of Landlord, would in any way impair the character, reputation or appearance of the Premises as a high quality facility or which would materially impair or interfere with any of the services performed by Landlord for the Premises. Tenant agrees to change, reduce or stop any such use or install at its expense necessary equipment, safety devices, pollution control systems or other installations at any time during this Lease to comply with the foregoing upon the written request of Landlord. Tenant shall have the right, upon written notice to Landlord, to contest the application of any such legal or other requirement to Tenant or its operations at the Premises, provided that Tenant shall pursue such contest with due diligence and also provided that Tenant shall indemnify, defend and hold Landlord harmless from any costs, penalties, losses, liabilities or other damages incurred or suffered by Landlord arising from Tenant’s violation or alleged violation of any of the requirements of this subsection 11(a).

               (ii) Health, Safety and Environmental Issues. Tenant agrees to comply with all health, safety and environmental rules and regulations of Landlord of which written notice has been provided to Tenant and of any governmental entities and/or regulatory agencies having jurisdiction over the Premises. Tenant agrees to designate, by written notice to Landlord, a representative who shall have authority to participate in facility meetings and other meetings of Landlord with respect to health, safety and environmental issues in the Building and at EBP. Such representative shall also serve as the contact person for any governmental entity (including any regulatory agencies) which has need to identify a contact person for such health, safety and environmental issues. Tenant shall maintain reasonably detailed records (and, subject to confidentiality and privilege considerations, make same available to Landlord upon reasonable request for same) relating to inventories of chemicals used and/or stored on or about the Premises and tracking records pertaining thereto. In no event shall the foregoing constitute Landlord’s consent to the use and/or storage of any such chemicals and Tenant is expressly prohibited from using the Premises for any purposes (including storage) which involve any processes and/or materials (including, but not limited to, any chemicals) if such are deemed by Landlord to cause additional liability to Landlord, except as otherwise provided in Section 3(a) hereof.

               (iii) Certification of Compliance. At the request of the Landlord, which shall in no event occur more than once in any calendar year, an officer of Tenant (in the case of a corporation) or such other person authorized to bind Tenant (in the case of another form of legal entity) shall certify in writing to Landlord that Tenant’s operations, activities and occupancy of the Premises are in full compliance with all applicable federal, state and local laws, orders, regulations and ordinances. Any exceptions, deviations or non-compliance shall be identified in such certificate, together with a detailed description of Tenant’s plan for remedying such non-compliance.

          (b) Rules. Tenant shall comply and shall cause all of its agents, contractors, employees, visitors and any others using the Premises to comply with the “Site Requirements” attached hereto as EXHIBIT C. Landlord hereby advises Tenant that the “Kodak Representative” (as defined in the Site Requirements) is Donna Simonds (585-477-3635), subject to change by Landlord upon written notice to Tenant.

          (c) Signs. Tenant shall not display, inscribe, print, paint, maintain or affix on any place on the exterior of the Building nor on the land on or adjacent to which the Building is located, any sign, notice, legend, direction, figure, or advertisement display materials without first obtaining the written approval of Landlord, which shall not unreasonably be withheld. In addition to the foregoing, Landlord shall provide, at Landlord’s cost and expense, a listing of Tenant’s business name on the Building directory, if any. All such signs must comply fully with all applicable laws, rules and regulations of any governmental authority.

          (d) Alterations.

               (i) Prohibitions and Limitations on Same. Tenant shall not make any alterations, improvements, or additions of or to the Premises (collectively, “Alteration”) without Landlord’s advance written consent in each and every instance, which consent shall not be unreasonably withheld; provided, however, Tenant shall not require Landlord’s consent to make de minimus alterations, such as painting or installing carpeting, or to make any other alterations not affecting any Building system or the structure of the Building that, on an individual project basis, do not cost in excess of TWENTY FIVE THOUSAND DOLLARS ($25,000.00). Notwithstanding the foregoing, Tenant shall require Landlord’s consent for any Alteration proposed by Tenant that calls for any modification to the foundation, structural or mechanical components (including the heating, ventilating, air conditioning, plumbing, electrical, fire protection, sprinkler and fire alarms systems including the fire walls and fire doors), and Landlord shall have the right to withhold its consent for any reason or no reason to such Alterations. Any Alteration in or to the fire protection systems, fire alarms, sprinkler systems and/or fire walls and fire doors shall expressly require the prior written consent and approval of any insurance company of Landlord (and may be given or withheld for any reason or no reason) and must be in full compliance with all rules and regulations of such company. The parties hereto agree that Landlord may reasonably withhold its consent to a proposed Alteration requiring Landlord consent if such Alteration is not consistent, in Landlord’s reasonable judgment, with Landlord’s internal aesthetic, engineering, insurance and construction standards and the standards of Landlord’s property insurance company for the Building or other buildings owned by Landlord (if any) adjacent to the Building. In the event Tenant desires to make any Alteration that requires Landlord’s consent hereunder, Tenant shall first submit to Landlord plans and specifications therefor for Landlord’s review as part of Landlord’s determination of whether to approve the Alteration pursuant to this subparagraph 1 l(d)(i). In addition, any contractor(s) which Tenant intends to engage in the making of any Alteration shall be subject to Landlord’s prior approval which shall not be unreasonably withheld. Any contractor, agent and/or subcontractor hired by Tenant must maintain insurance at the levels, of the types, with the companies and subject to conditions reasonably required by Landlord, which insurance requirements shall be delivered in writing by Landlord to Tenant at the time of delivery of Landlord’s consent, if such consent is delivered. Tenant shall indemnify, defend and hold Landlord harmless from each and every claim for liability for injuries to persons or damage to or loss of property occurring at the Premises due to any act or negligence by Tenant or Tenant’s contractors, subcontractors or agents.

               (ii) Additional Requirements. Each Alteration must comply fully with all laws and be performed in a good and workmanlike manner. Landlord must be advised of any requests for permits or governmental applications made or filed by Tenant prior to such filings. Upon Tenant’s request, and at Tenant’s sole cost and expense, Landlord shall cooperate in connection with the securing of any such permits or the filing of any such governmental applications. Each and every Alteration, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises shall become Landlord’s property (with the exception only of Tenant’s movable office furniture, trade fixtures, office and professional, manufacturing and process equipment) and shall remain upon the Premises at the expiration or earlier termination of this Lease without compensation to Tenant unless Landlord notifies Tenant in writing, at the time of Landlord’s consent to the Alteration, that such Alteration must be removed upon the expiration or termination of the Lease. Tenant shall remove such Alteration as herein required upon such expiration or earlier termination, repair any damage caused by such removal and restore the Premises to the condition specified in Section 34 of this Lease. Notwithstanding anything to the contrary herein provided, Landlord and Tenant intend and agree that during the Lease Term any Alteration shall be treated as the property of Tenant for accounting and income tax purposes such that Tenant shall be entitled to deductions, if any, for depreciation or amortization of such Alterations, excluding, however, any Alteration funded by Landlord which shall be owned by and treated as the property of Landlord.

          (e) Security. If during the Lease Term Tenant (subject to compliance with Section 11(d)) desires to install a separate security system to accommodate Tenant’s use of the Premises, Landlord shall cooperate with Tenant in accomplishing the same, provided however, that Landlord shall not be required to accommodate such improvements or systems if they would materially interfere with such Landlord’s conducting business at the Building or the Premises and further provided that Tenant shall be responsible for the entire cost of the design, installation and operation thereof.

          (f) Energy Conservation. Tenant shall comply with any applicable federal laws, rules, ordinances or administrative enactments on energy conservation, and shall cooperate with reasonable energy conservation programs voluntarily implemented by Landlord in the Building notice of which shall be provided to Tenant, to the extent that such programs do not materially and adversely affect Tenant’s conduct of the Business.

          (g) Nuisance. Tenant shall not use, keep or permit the Premises to be occupied or used to cause an unreasonable nuisance or in a manner offensive or objectionable to Landlord and/or other occupants of the Building or adjacent facilities owned by Landlord by reason of noise, odors and/or vibrations, or interfere in any way with Landlord’s business, nor shall any animals (except service animals) or birds be brought in or kept in or about the Premises.

               In addition to any liability for breach of any covenant of this Section, Tenant shall pay to Landlord an amount equal to any increase in insurance premiums payable by Landlord, caused by such breach, default or carelessness on the part of Tenant.

12. REPAIRS

          Tenant shall maintain the Premises in good condition (ordinary wear and tear and loss or damage due to a casualty not required to be restored by Tenant excepted) and shall, subject to the terms of Section 12 herein, repair any damage to the Premises occurring on or after the date hereof, other than any repairs which are the responsibility of Landlord hereunder, as expressly provided herein. Tenant shall be responsible for prompt maintenance and repair of all leasehold improvements within the Premises and Tenant’s furniture and fixtures located within or about the Premises. In addition, Tenant shall be responsible for any maintenance and repair to the Premises required as a result of the negligent use or misuse of the Premises by Tenant or Tenant’s employees, agents, contractors or invitees; provided that any such maintenance or repair required hereunder to be made by Tenant to the Premises shall be subject to the Landlord approval requirements applicable to alterations as provided in Section 11 (d), and further provided that Landlord, as part of such approval, may elect to perform such maintenance or repair itself, at Tenant’s cost (to be paid as additional rent within twenty (20) days after receipt of an invoice therefor.

13. DESTRUCTION OF PREMISES

          If the Building shall be damaged by fire or other casualty and such damage prevents Tenant from using the Premises in substantially the same manner as it was used prior to such casualty or damage, and such damage is not repaired by Landlord within ninety (90) days after the date of such fire or casualty (or, in the case of damage the repair of which reasonably requires more than ninety (90) days, if Landlord has not commenced such repair or is not proceeding with reasonable diligence under the circumstances to complete such required repairs) or if such damage cannot reasonably be repaired or restored within one hundred eighty (180) days after the date of such fire or casualty, Tenant or Landlord shall have the right to terminate this Lease by written notice to the other delivered not more than one hundred and twenty (120) days following the occurrence of the damage. If Landlord elects not to seek to repair such damage, but does not simultaneously elect to terminate the Lease, Landlord shall notify Tenant of its election not to repair within thirty (30) days after the date of such fire or casualty, and Tenant’s right to terminate this Lease shall begin upon receipt of such notice from Landlord. In the event of any such termination, with respect to any portion of the Premises which was not damaged, Tenant shall be required to comply with all of the other requirements of this Lease relating to the termination, cancellation or expiration of this Lease, including without limitation the requirements of Section 34 relating to surrender of the Premises. From the date of the casualty until the effective date of such termination, the Rent shall be abated by multiplying the Rent then due by a fraction the numerator of which shall be the number of square feet of the Premises which is not usable and in fact is not used by Tenant and the denominator of which shall be the total number of square feet of the Premises. In the event, however, that such damage is due to the gross negligence or willful misconduct of the Tenant, Tenant’s servants, employees, agents, visitors or licensees, there shall be no apportionment or abatement of Rent.

          If the Building shall be damaged by fire or other casualty and neither Tenant nor Landlord elects to terminate this Lease, as provided above, Landlord, at its sole cost and expense, shall promptly repair or reconstruct the damage to the Building and Tenant, at its cost and expense, shall promptly repair or reconstruct any damage to Tenant’s leasehold improvements, alterations or modifications to the Premises made after the Commencement Date. Until such time that the damage is substantially repaired, the Rent shall be abated by multiplying the Rent then due by a fraction the numerator of which shall be the number of square feet of the Premises which is not usable and in fact is not used by Tenant and the denominator of which shall be the total number of square feet of the Premises. In the event, however, that such damage is due to the gross negligence or willful misconduct of the Tenant, Tenant’s servants, employees, agents, visitors or licensees, there shall be no apportionment or abatement of Rent.

14. CONDEMNATION

          If the Premises or any part thereof shall be taken by any public or private authority through condemnation or eminent domain, Landlord shall immediately notify Tenant in writing. The entire amount of any condemnation award related to the value of the Premises shall be the property of and payable to Landlord. Nothing herein shall preclude Tenant from pursuing any claims it may have against the condemning authority based upon the value of its personal property taken or other costs incurred by Tenant (such as relocation costs) associated with such taking of the Premises.

          If such taking reduces the square feet of the Premises by a material amount (whether by a single taking or a series of takings), Tenant or Landlord may terminate this Lease at any time by written notice to the other to be given within ninety (90) days after the effective date of the taking. As used herein, the term “material amount” means that the portion taken shall, in the reasonable opinion of Landlord and/or Tenant, be so significant that the remaining portion of the Premises cannot be used in substantially the same manner by Tenant as was used prior to such taking. In the event of such termination by Tenant, with respect to any portion of the Premises which was not taken as part of the condemnation, Tenant shall be required to comply with all of the other requirements of this Lease relating to the termination, cancellation or expiration of this Lease, including without limitation the requirements of Section 34 relating to surrender of the Premises.

15. CERTAIN RIGHTS RESERVED TOLANDLORD

          Landlord reserves the following rights:

          (a) Pass Keys. To have pass keys to the Premises at all times.

          (b) Exhibition. On reasonable prior notice to Tenant, and at times which result in minimal business disruption to Tenant, to exhibit the Premises to prospective tenants and to any prospective purchaser, mortgagee, or assignee of any mortgage on the Premises and to others having a legitimate interest during the Lease Term.

          (c) Access for Repairs. At any time and without notice in the event of an emergency, and otherwise upon reasonable notice and at reasonable times, to enter and/or to cause its representatives to enter onto the Premises to take any and all measures, including inspections, repairs, alterations, additions and improvements to the Premises, as may be necessary or desirable for the safety, protection or preservation of the Premises, the Building or the land on which the Building is located, or Landlord’s interests, or as may be necessary or desirable in the operation or improvement of the Premises, the Building s or the land on which the Building is located, or in order to comply with all laws, orders and requirements of governmental or other authority.

          (d) Other Access. At any time and without notice in the event of an emergency, and otherwise upon reasonable notice and at reasonable times, to enter onto the Premises to inspect or repair any portions of the Premises which are used by Landlord in connection with the continuing operation of its business.

16. LANDLORD’S REMEDIES

          All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law. In addition to the other remedies in this Lease provided, Landlord shall be entitled to the restraint by injunction of any material violation or attempted material violation of any of the covenants, agreements or conditions of this Lease, subject to any applicable written notice and opportunity to cure and further provided that the nature of the material violation is one that could reasonably be expected to endanger the health or safety of the Building occupants or occupants of any adjoining buildings.

          (a) Bankruptcy; Re-organization. If Tenant shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, (ii) admit in writing its inability to pay its debts as they come due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law other than the federal Bankruptcy Code, or (v) file an answer admitting the material allegations of a petition filed against Tenant in any reorganization or insolvency proceeding, other than a proceeding commenced pursuant to the federal Bankruptcy Code, or if any order, judgment or decree shall be entered by any court of competent jurisdiction, except for a bankruptcy court or a federal court sitting as a bankruptcy court, adjudicating Tenant insolvent or approving a petition seeking reorganization of Tenant or appointing a receiver, trustee or liquidator of Tenant or of all or a substantial part of its assets, and Tenant is unable to restore its financial position, stay any bankruptcy proceeding or cure any of the aforementioned events of default within sixty (60) days after such occurrence, then, in any such event and upon the passage of sixty (60) days thereafter, Landlord may give to Tenant a written notice of intention to end the Lease Term specifying a day not earlier than ten (10) days thereafter, and upon the giving of such notice the Lease Term and all right, title and interest of Tenant hereunder shall expire as fully and completely on the day so specified as if that day were the date herein specifically fixed for the expiration of the Lease Term.

          (b) Default in Tenant Obligations. If Tenant defaults in the payment of Rent and such default continues for five (5) days after written notice, or, except as otherwise provided in this Section 16 hereof, defaults in the prompt and full performance of any other provision of this Lease and such default continues for thirty (30) days after written notice, or if such default cannot be cured within thirty (30) days, Tenant does not commence to cure such default within thirty (30) days and diligently pursue the same to completion thereafter, or if the leasehold interest of Tenant be levied upon under execution or be attached by process of law and such levy or attachment is not removed or bonded within thirty (30) days thereafter, or if Tenant ceases to pay Rent hereunder for a period in excess of thirty (30) days, then and in any such event Landlord may, at its election, either terminate the Lease and Tenant’s right to possession of the Premises, or without terminating this Lease, endeavor to relet the Premises. Nothing herein shall be construed so as to relieve Tenant of any obligation, including the payment of Rent, as provided in this Lease, provided that if Landlord relets all or any portion of the Premises, all rent and additional rent collected by Landlord pursuant to such reletting shall be applied against any ongoing obligation of Tenant hereunder for the payment of Rent.

          (c) Surrender of Possession; Landlord’s Right to Re-Enter. Upon any valid termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, all in the manner that the Premises is to be surrendered as provided in Section 34 hereof, and hereby grants to Landlord full and free license to enter into and upon the Premises to repossess Tenant of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to remove any and all property therefrom, using such force as may be reasonably necessary, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing

Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law, except as otherwise expressly provided herein. Any costs incurred by Landlord in connection with Landlord’s re-entry into the Premises, Landlord’s removal of Tenant’s property therefrom, and Landlord’s performance of any obligations of Tenant under Section 34 hereof in connection with such re-entry, shall be payable by Tenant to Landlord as Additional Rent hereunder.

          (d) Damages and Acceleration. If Landlord elects to terminate this Lease for any of the reasons specified in this Section 16 of the Lease, it being understood that Landlord may elect to terminate the Lease after and notwithstanding its election to terminate Tenant’s right to possession as in Section 16(b) Landlord shall forthwith upon such termination be entitled to recover as damages and not as a penalty, an amount equal to the then present value of the Rent provided in this Lease for the residue of the stated Lease Term, less the present value of the fair rental value of the Premises for the residue of the stated Lease Term. The discount rate used to calculate present value shall be five percent (5%).

          (e) Landlord’s Right to Perform Tenant’s Obligations. Tenant agrees that if it shall at any time fail to make any material payment to a third party other than Landlord or its designee or fail materially to perform any other act on its part to be made or performed under this Lease beyond any applicable notice and cure period, Landlord may, but shall not be obligated to, and after reasonable written notice or demand and without waiving, or releasing Tenant from, any obligation under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, Landlord may pay expenses and employ counsel. If legal action is required to enforce performance by Tenant of any condition, obligation or requirement hereunder, the costs of such action including reasonable attorneys’ fees will be paid solely by the party not prevailing in such action. All sums so paid by Landlord and all expenses incurred by Landlord in connection therewith (provided that Landlord is the prevailing party in any such legal action), together with interest thereon at the maximum rate permitted by law from the date of payment, shall be deemed Additional Rent hereunder and payable at the time of any installment of Rent thereafter becoming due and Landlord shall have the same rights and remedies for the non-payment thereof, or of any other Additional Rent, as in the case of default in the payment of Rent.

          (f) Tenant’s Personal Property. Any and all property to which Tenant is or may be entitled which may be removed from the Premises by Landlord pursuant to the authority of the Lease or of applicable law upon termination of the Lease or upon default by Tenant after any applicable notice and cure period, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property. Any such property of Tenant not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Lease Term or of Tenant’s right to possession of the Premises, however terminated, shall be conclusively deemed to have been forever abandoned by Tenant and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit.

17. LATE CHARGE

          In the event Tenant fails on two separate occasions during the Term to pay any installment of Base Rent or Additional Rent on the day when due and payable, then during the balance of the Term and with respect to any subsequent installment of Rent not received by Landlord by the fifth (5th) business day after the due date, a late charge will be due and owing in an amount equal to five percent (5%) of the then unpaid monthly Base Rent or Additional Rent. Such late charge shall be billed by Landlord to Tenant with the Rent for the calendar month next following and shall be paid by Tenant together with the Rent due for such month.

18. SUBORDINATION OF LEASE

          The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Premises, and to the lien of any mortgage or mortgages now or hereafter in force against such leases and/or the Premises, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations and replacements thereof. This Section 18 is self-operative and no further instrument of subordination is required. In confirmation of such subordination, however, Tenant shall promptly execute such further instruments as may be reasonably requested by Landlord, provided that no such document increases, in any material respect, Tenant’s monetary obligations or liability under the Lease or decreases, in any material respect, Tenant’s rights under the Lease. Tenant, at the option of any mortgagee, agrees to attorn to such mortgagee in the event of a foreclosure sale or deed in lieu thereof.

19. ENVIRONMENTAL RESPONSIBILITIES

          (a) Indemnification. To the extent that any violation of applicable Environmental Law (as hereinafter defined) or the environmental condition requiring remediation under such law arose out of Tenant’s use of or operation at the Premises occurring after the Commencement Date, Tenant shall indemnify, defend and hold Landlord, its affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns harmless from and against any claims, losses, liabilities, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigations and ongoing remediation) arising from (i) any violation or alleged violation of applicable Environmental Law, including, without limitation, any operations, actions or omissions by Tenant which would cause the Building or the site in which the Building or the Premises is located as a whole (or any part thereof) to be out of compliance with any such Environmental Law, or (ii) any requirement to remediate under applicable Environmental Law (arising during the Lease Term or thereafter) any environmental condition to the extent arising out of Tenant’s use of or operations at the Premises imposed or required by either a governmental authority having appropriate jurisdiction thereof, including without limitation those requirements imposed under CERCLA or by a third party.

          (b) Reporting Requirements. Tenant agrees to promptly report to Landlord (and, as required by law, to any regulatory agency) any release at the Premises by Tenant at the time Tenant first becomes aware thereof of any hazardous substance as defined in or required to be reported under any federal, state and local laws, including, but not limited to, CERCLA and any other release which is required to be reported under Landlord’s written protocol for the reporting of such releases at the Building or the site within which the Premises is located, as such written protocol is modified from time to time and which protocol has been delivered to Tenant. In addition, Tenant shall provide Landlord, with copies of any and all material correspondence between Tenant and any environmental regulatory agencies of any federal, state or local governmental authorities relating to a violation or alleged violation of applicable Environmental Law. Tenant shall not perform any environmental testing or remediation at or of the Premises without obtaining Landlord’s prior written consent, which Landlord may withhold in its sole discretion; provided, however, that nothing herein shall prevent Tenant from complying with applicable law or requirements of any governmental agency. Any testing required of Tenant under the proviso in the immediately preceding sentence shall, at Landlord’s option, be subject to Landlord’s control. Tenant shall provide Landlord with a complete copy of the results of any such tests and any reports analyzing such results.

          (c) Environmental Permits. Tenant, at Tenant’s sole cost and expense, shall be responsible to obtain and maintain in place all permits and notifications required by applicable Environmental Law with respect to waste, air emissions or other materials discharged as a result of any of Tenant’s manufacturing or other processes conducted at the Premises. Tenant shall provide to Landlord, within ten days of a request by Landlord, all information reasonably requested by Landlord with respect to such permits. Tenant shall also notify Landlord within ten days of any changes made to any such permits currently in force or obtained by Tenant in the future. Landlord, at the sole cost and expense of Tenant, shall reasonably cooperate to assist Tenant, as necessary, in securing the transfer, amendment or re-issue of existing environmental permits and in obtaining new environmental permits in order for Tenant to operate the Business.

          (d) Survival. The provisions of this Section 19 shall survive the expiration or earlier termination of this Lease.

          (e) Environmental Law. “Environmental Law” means any Law concerning the protection of human health as it relates to Hazardous Substances exposure, the environment, worker safety as it relates to Hazardous Substance exposure, or the use, storage, recycling, treatment, generation, transportation, arrangement for transportation, processing, handling, labeling, management, release or disposal of any Hazardous Substance.

          (f) Hazardous Substance. “Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful or as a pollutant or contaminant under applicable Environmental Laws including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls and radon.

          (g) Law. “Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a government entity or self-regulatory organization.

20. LANDLORD’S ACCESS AND ASSESSMENT RIGHTS

          (a) Landlord’s Right of Access for Health, Safety and Environmental (“HS&E”) Compliance. Landlord shall have the right to enter on the Premises and any part thereof, after reasonable notice and at reasonable times, to engage in any activities reasonably required by Landlord to ensure the compliance of the Premises with applicable health, safety and/or environmental laws, regulations, licenses and permits and any State or Federal order or agreement entered into by Landlord relating to the Premises, including the performance of any such activities required to be performed by Tenant hereunder or under applicable laws or regulations. Landlord shall use all reasonable efforts to minimize any disruption to Tenant’s business. In the event of a release or other health, safety or environmental emergency at the Premises, Landlord shall have the right to enter the Premises for purposes of responding to such release or emergency without giving Tenant notice in advance. If Landlord is required by law, regulation, ordinance or any order of any governmental authority to grant to any federal, state or local government, or agency thereof, access to the Premises, then such government or governmental agency shall have such right of access notwithstanding anything to the contrary in the Lease, and the exercise of such access right shall not constitute a breach of this Lease or an eviction from the Premises.

          (b) Landlord’s Rights to Perform Health, Safety and Environmental Assessments of the Premises. Landlord, acting through its employees, agents or contractors, shall have the right to enter upon the Premises for the purpose of conducting a health, safety and environmental assessment of all or any part thereof. To the extent Landlord in its sole discretion does not claim an enforceable attorney-client privilege for any reports of such assessment, copies of any reports prepared by Landlord summarizing the results of such assessment shall be made available to Tenant. Tenant shall notify Landlord reasonably in advance of any scheduled or unscheduled visit to or inspection of the Premises or any other portion thereof by representatives of any federal, state or local regulatory agency, and Tenant and Landlord shall supply to each other copies of any correspondence which either may have with any such regulators relating to noncompliance or subsurface contamination issues at the Premises. Landlord shall have no liability to Tenant, its employees, agents or any other party, associated with Landlord’s performance of any assessment conducted by or on behalf of Landlord as contemplated herein, except for any negligence or willful misconduct of Landlord or Landlord’s agents or contractors and neither shall Landlord have any responsibility to actually conduct an assessment at any time during the Lease Term, and Landlord shall have no liability to Tenant, its employees, agents or any other party for the failure of Landlord to conduct any such assessment.

          (c) Inspection of Premises. Landlord and its authorized representatives shall have the right, at any time and without notice in the event of an emergency, and otherwise upon reasonable notice and at reasonable times, to enter and/or to cause its representatives to enter onto the Premises or any part thereof, to engage in any activities deemed reasonably necessary by Landlord including, but not limited to, inspections, measurements, repairs, alterations, additions and improvements to the Premises, as may be necessary or desirable for the safety, protection or preservation of the Premises or Landlord’s interests, or as may be necessary or desirable in the operation or improvement of the Premises or in order to comply with all laws, orders and requirements of governmental or other authority. Landlord shall attempt to minimize any disruption to Tenant’s business. The exercise of the access rights granted to Landlord and its representatives hereunder shall not constitute a breach of this Lease or an eviction from the Premises.

21. NOTICES AND CONSENTS

          All notices, demands, requests, consents or approvals (collectively, “Notice”) which may or are required to be given by either party to the other shall be in writing and shall be deemed given if by personal delivery upon the party for whom it is intended on the day so delivered, if delivered by registered or certified mail, return receipt requested, on the third business day following such mailing, if delivered by a national courier service on the next business day following such mailing, any such Notice mailed or delivered to the following:

          if to Tenant:

Natcore Technology, Inc.
87 Maple Avenue
Red Bank, NJ 07701
Attention: Charles R. Provini

          with a copy to:

Tagliaferro & LoPresti, LLP
45 Broadway, Suite 2200
New York, NY 10006
Attention: Marc LoPresti

          if to Landlord:

Eastman Kodak Company
343 State Street
Rochester, New York 14650-1265
Attention: Real Estate Lease Management Office

          with a copy to:

Eastman Kodak Company
343 State Street
Rochester, New York 14650-0218
Attention: General Counsel

          The parties may by written notice to the other designate a different person or entity to receive notices hereunder and/or a different address or addresses. If the term Tenant as used in this Lease refers to more than one person any Notice given as aforesaid to any one of such persons shall be deemed to have been duly given to Tenant.

22. LOCKS AND KEYS

          No additional locks or similar devices shall be attached to any exterior door or window at the Premises or in the Building without Landlord’s prior written consent and no keys for any exterior door other than those provided by Landlord shall be made. If Landlord consents to the installation of additional locks or similar devices, Tenant shall provide Landlord with copies of keys, electronic access or other access through such devices. If more than two keys for one lock are desired, Landlord will provide same upon payment by Tenant. All keys must be returned to Landlord at the expiration or termination of this Lease.

23. INVALIDITY OF PARTICULAR PROVISIONS

          If any clause or provision of this Lease is or becomes illegal, invalid, or unenforceable because of present or future law or any rule or regulation of any governmental body or entity, effective during the Lease Term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby unless such invalidity is essential to the rights of either party in which event a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and the remainder of this Lease and the application of such provision shall not be affected by such invalidity or unenforceability.

24. CONFIDENTIALITY

          In the course of performance under this Lease, either party or its employees may receive information from the other party which is identified by the disclosing party as confidential, is prominently marked as confidential or which the receiving party otherwise knows or has reason to know is confidential information of the disclosing party. The receiving party shall take all reasonable steps to safeguard such confidential information and shall not disclose it to others except with the written consent of the disclosing party or to the extent that such disclosure is required by law, in which case the receiving party shall first notify the disclosing party of the legal requirement so that the disclosing party may seek to take action to challenge the application of such legal requirement.

25. MISCELLANEOUS TAXES

          Tenant shall pay prior to delinquency all taxes assessed against or levied upon its occupancy of the Premises, or upon the fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises other than those furnished and paid for by Landlord, if nonpayment thereof shall give rise to a lien on the real estate, and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment and other personal property, or upon Tenant’s occupancy of the Premises, shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within twenty (20) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s occupancy or fixtures, furnishings, equipment or personal property. Landlord shall pay any and all real estate taxes assessed and levied against the Premises, in each case prior to the respective delinquency dated thereof. If such taxes may be paid in installments, Landlord shall have the right to do so.

26. BROKERAGE

          Except for CB Richard Ellis/Rochester (the “Broker”), Tenant and Landlord represent and warrant that they have dealt with no other broker, agent or other real estate sales person in connection with this Lease and that no other broker, agent or such other person brought about this transaction. Tenant and Landlord agree to indemnify and hold each other harmless from and against any claims by any other broker, agent or other real estate sales person claiming a commission or other form of compensation by virtue of this Lease or of having dealt with Tenant or Landlord with regard to this leasing transaction and should a claim for such commission or other compensation be made it shall be promptly paid or bonded by the party who has dealt with the person or entity making such claim. The provisions of this Section 26 shall survive the termination of this Lease. Landlord shall pay the Broker pursuant to the terms of a separate agreement.

27. FORCE MAJEURE

          Except as to the payment of Rent or other monies due under this Lease, neither party shall be responsible for delays or inability to perform its obligations hereunder for causes beyond the reasonable control of such party including acts of other tenants, governmental restriction, regulation or control, labor dispute, accident, mechanical breakdown, shortages or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, enemy action, civil commotion, or fire or other casualty which are beyond the reasonable control of such party.

28. PARKING

          Tenant and its employees, invitees, and guests may use, in common with, and on a basis and in a manner consistent with the use by such other tenants and occupants of the Building and other buildings at EBP on a non-designated, non-reserved basis in the lot known as Lot 71. The parking areas described herein are shown on Exhibit B attached hereto and made a part hereof. Any use of the parking areas shall be in strict compliance with all reasonable rules and regulations of Landlord, provided that such rules are consistently applied to Tenant and other occupants of the Building, shall be at the cost per parking space (if any) established from time-to-time by Landlord and consistently applied to Tenant and other occupants of the Building, and shall be expressly at the sole risk of Tenant and its employees, invitees, and guests.

29. INDEMNIFICATION

          Subject to the provisions of Section 19, which shall control to the extent applicable:

          (a) By Tenant. Except to the extent caused by the gross negligence or intentional misconduct of Landlord or to the extent of the claims otherwise waived by Landlord in Section 8 hereof, Tenant covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless Landlord from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, reasonable attorneys’ and experts’ fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Landlord, its affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns relating to, resulting from or arising out of (i) any act or omission by Tenant or its employees, contractors, subcontractors, agents or guests, (ii) any breach or default by Tenant in performance or observance of its representations, warranties, covenants or obligations under this Lease, and (iii) Tenant’s possession, operation, maintenance, repair of the Premises or the failure of Tenant to operate, maintain or repair the Premises, in each case to the extent required hereunder.

          (b) By Landlord. Except to the extent caused by the negligence or misconduct of Tenant and except to the extent of the claims otherwise waived by Tenant in Section 8 hereof, and except as otherwise set forth in Section 5 hereof, Landlord covenants and agrees, at its sole cost and expense, to indemnify, protect, defend and save harmless Tenant from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and/or expenses (including, without limitation, reasonable attorneys’ and experts’ fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against Tenant, its affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns relating to, resulting from or arising out of (i) any breach or default by Landlord in performance or observance of its representations, warranties, covenants or obligations under this Lease, (ii) any act or omission by Landlord or its employees, contractors, subcontractors, agents or guests, or (iii) Landlord’s maintenance and repair of the Premises or the failure of Landlord to maintain or repair the Premises, in each case to the extent required hereunder.

          (c) Indemnification Limitations. The foregoing indemnification of Landlord set forth above shall be expressly inapplicable to and have no force and effect with respect to the Alarm Services to be provided by Landlord to the Building pursuant to the terms herein and shall be further expressly inapplicable to and have no force and effect with respect to the Emergency Services to be provided by Landlord to the Building pursuant to the terms herein. With respect to both the Emergency Services and Alarm Services, Landlord agrees to make reasonable efforts to provide all such necessary Emergency Services and/or Alarm Services at or to the Building. However, Tenant hereby expressly agrees to hold Landlord harmless from and against any failure to provide, successfully deliver or otherwise deliver any and all such Emergency Services and Alarm Services at or to the Building. It is understood, agreed and expressly bargained for between the parties to this Lease, that the failure of Landlord to provide and/or successfully deliver any or all such Emergency Services and/or Alarm Services shall result in no liability to or responsibility of Landlord, its affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns for any claims, losses, damages, costs, expenses, fees (including, but not limited to expert and attorneys’ fees), charges, injuries or damage to persons or property howsoever and wheresoever caused.

          (d) Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER THE TERMS OF OR AS A RESULT OF THE VIOLATION OF THIS LEASE, INCLUDING WITHOUT LIMITATION A VIOLATION BY LANDLORD OF ITS DUTIES WITH RESPECT TO THE PERFORMANCE OF SERVICES PURSUANT TO SECTION 5 HEREOF, FOR ANY INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING LOSS OF GOODWILL OR LOSS OF PROFITS.

30. SPECIAL STIPULATIONS

          (a) No Extension. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit or after final judgment for possession of the Premises shall reinstate, continue or extend the Lease Term or affect any such notice, demand or suit or imply consent for any action for which Landlord’s consent is required.

          (b) No Waiver. No waiver of any default of Tenant or of Landlord hereunder shall be implied from any omission by Landlord or Tenant, as the case may be, to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.

          (c) Landlord. The term “Landlord” as used in this Lease, so far as covenants or agreements on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners of Landlord’s interest in this Lease at the time in question, and in the event of any transfer or transfers of such interest, Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved of any claims arising from and after the date of such transfer of all liability from events which occur after the date transfer. Any such release of Landlord under this section shall become effective only at such time as Landlord’s transferee is deemed to be bound to the terms and provisions of this Lease. It is understood, however, that Landlord shall reimburse Tenant for any overpayment of Rent made by Tenant prior to the assignment and any prepayment of Rent for months subsequent to the assignment.

          (d) Waiver of Trial by Jury. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and any emergency statutory or other statutory remedy.

          (e) Waiver of Right of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being dispossessed or removed from the Premises because of default by Tenant pursuant to the covenants or agreements contained in this Lease.

          (f) Review of Lease. The parties acknowledge that each party and its respective counsel have reviewed this Lease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease or any amendment or exhibits hereto.

31. QUIET ENJOYMENT

          Except as otherwise provided herein, so long as Tenant shall observe and perform the covenants and agreements binding on it hereunder and shall not be in default beyond any applicable grace period, Tenant shall at all times during the Lease Term peacefully and quietly have and enjoy possession of the Premises without any encumbrance or hindrance by, from or through Landlord.

32. ESTOPPEL CERTIFICATE

          Landlord and Tenant agree that from time to time upon not less than fifteen (15) days prior request of the other, to deliver to the party making the request a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modification), (b) the dates to which the Rent and other charges have been paid, and (c) that, so far as the person making the certificate knows, the other party is not in default under any provision of this Lease, or if such were not to be the fact, then certifying such default of which the person making the certificate may have knowledge, it being understood that any such certificate so delivered may be relied upon by any landlord under any ground or underlying lease, or any prospective purchaser, lender, mortgagee, or any assignee of any mortgage on the Premises or any party purchasing the assets of Landlord or Tenant, as the case may be, or acquiring the same by merger, succession or otherwise. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or permit the use or occupancy of the Premises except in strict accordance with the provisions of this Lease.

33. SURVIVAL OF THE PARTIES’ OBLIGATIONS

          Except with respect to the duties, responsibilities, obligations and indemnities described in Section 19 of this Lease, all obligations, indemnities, covenants, agreements and warranties (the “Responsibilities”) of Tenant and Landlord hereunder to the extent that they require action prior to the termination or earlier cancellation of this Lease shall survive the expiration or earlier termination of this Lease, such that to the extent that Tenant or Landlord shall have failed to perform or comply with any of such Responsibilities prior to such expiration or earlier cancellation, such party’s obligation to complete and perform such Responsibility arising prior to such expiration or cancellation date shall in no way be eliminated or affected by the occurrence of such expiration or cancellation. Section 19 of this Lease shall not be terminated or cancelled, and shall not expire with the remainder of this Lease, but the parties intend that the duties, responsibilities, obligations and indemnities contained in Section 19 shall continue to apply after such termination, cancellation or expiration until all of such duties, responsibilities, obligations and indemnities have been fulfilled.

34. SURRENDER OF THE PREMISES

          Upon the Expiration Date, Tenant shall surrender possession of the Premises to Landlord, broom clean and in good condition, reasonable wear and tear and damage from fire or other casualty excepted. In addition, Tenant shall remove (i) all utility drops, wireways, piping and other similar infrastructure to the nearest main junction box or shut-off valve, to the extent that any of the foregoing is required to operate Tenant’s equipment at the Premises or otherwise, in connection with the operation of Tenant’s Business at the Premises, (ii) all tenant improvements to the Premises made by Tenant after the Commencement Date if so requested by Landlord at the time of Landlord’s consent to such improvement, (iii) all of Tenant’s equipment and machinery, and (iv)

any other personal property owned by Tenant, from the Premises no later than the Expiration Date. In addition, upon such termination, cancellation or expiration of this Lease, Tenant shall be responsible for the costs of all closure and post-closure activities which may be required by law or applicable regulatory authority arising from Tenant’s use of the Premises for the conduct of Tenant’s business or Tenant’s surrender of the Premises. If Tenant shall fail to comply with the requirements of this Section 34 regarding the removal from the Premises on the Expiration Date of those items referenced in clauses (i) through (iv) herein, Tenant shall be deemed to have failed to vacate the Premises and as a result shall be subject to the provisions of Section 9 hereof regarding “Holding Over,” provided, however, that if Tenant commences the removal of such property on or prior to the Expiration Date, and diligently pursues the same to completion as soon as reasonably practicable thereafter, but in no event more than ten (10) days after the Expiration Date then, provided, further, that Tenant otherwise complies with all of its obligations under this Lease during such period (including the payment of all Rent due hereunder on a per diem basis during such period of compliance with the requirements of this Section 34), Tenant shall not be deemed to be “Holding Over.”

35. AUTHORITY

Tenant and Landlord each warrant and represent that their respective representatives executing this Lease have full power and authority to execute this Lease on behalf of Tenant and Landlord, respectively, and that this Lease, once executed by the signatory of Tenant or Landlord, as the case may be, shall constitute a legal and binding obligation of that party and is fully enforceable in accordance with its terms.

36. MECHANIC’S LIENS

          Tenant shall indemnify and save harmless Landlord against all loss, liability, costs, reasonable attorneys’ fees, damages or interest charges as a result of any mechanic’s lien or any other lien filed against the Premises as a result of any act or omission or as a result of any repairs, improvements, alterations or additions made by Tenant or its agents or employees. Tenant shall, within thirty (30) days of the filing of any such lien and notice given to Tenant, remove, pay or cancel such lien or secure the payment of any such lien or liens by bond or other acceptable security. Landlord, at its option, may, but shall not be required to, upon expiration of the thirty (30) day period, pay the lien or bond at its discretion without inquiring into the validity thereof, and Tenant shall forthwith reimburse Landlord for the total expense incurred by Landlord in discharging or bonding the lien as additional rent hereunder, together with interest at the maximum rate permitted by law.

37. MISCELLANEOUS

          (a) Captions. The captions of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

          (b) Exhibits. EXHIBIT A, EXHIBIT B, EXHIBIT C, EXHIBIT D and EXHIBIT E are attached hereto and are part of this Lease.

          (c) Binding Effect. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its heirs, legal representatives, transferees, successors and assigns, and Tenant, its heirs, legal representatives, permitted transferees, successors and assigns. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or permit the use or occupancy of the Premises except in strict accordance with the provisions of this Lease.

          (d) Capitalized Terms. All capitalized terms not defined in this Lease shall have the meaning assigned to them herein.

          (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

          (f) Landlord’s Occupancy of Building. It is understood that Landlord may occupy portions of the Building in the conduct of Landlord’s business. In such event, all references herein to other tenants of the Building shall be deemed to include Landlord as an occupant.

38. SECURITY DEPOSIT.

          On or before the Commencement Date, Tenant will deposit with Landlord the sum of SIX THOUSAND SEVENTY NINE AND 50/100 DOLLARS ($6,079.50) as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, Landlord may use, apply or retain all or any part of this security deposit for the payment of any Rent or any other sum in default or for the payment of any other amount which, Landlord may spend or become obligated to spend by reason of Tenant’s default. If any portion of said deposit is to be used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a breach of this Lease. Landlord shall not, unless otherwise required by law, be required to keep this security deposit separate from its general funds. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last transferee of Tenant’s interest hereunder) at the expiration of the Lease term and upon Tenant’s vacation of the Premises. In the event the Building is sold, the security deposit will be transferred to the new owner.

          IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease as of the day and year first above written.

          EASTMAN KODAK COMPANY, LANDLORD

By:

Name:	Brad kruchten

Title	Senior Vice President

NATCORE TECHNOLOGY, INC., TENANT

By:

Name:	Charles Provini

Title	President and CEO.

EXHIBIT A

Floor Plans Showing Location of Premises

EXHIBIT B

Map Showing Location of Building
(including designated parking areas)

EXHIBIT C

Site Requirements

EXHIBIT D

Utility Services Charges

1.

Fully Burdened Charge Rates. In consideration for the Utility Services consumed at the Building, Tenant shall pay the Fully Burdened Charge Rates, all as more fully described in this Section 1 and in Section 5 of this EXHIBIT D, of producing and providing the Utility Services and delivering the Utility Services to the Premises. In particular, the parties agree that for this purpose, in recognition of the fact that Tenant is the only occupant of any portion of the clean room space in the Building, Tenant shall be deemed to have consumed at the Premises, and therefore shall be responsible for, one hundred percent (100%) of the cost of Utility Services delivered to the entire clean room space in the Building (the “Clean Room Area”), of which the Premises is a part. Landlord’s computation of Fully Burdened Charge Rates for purposes of computing Utility Services Charges (as defined below) hereunder shall be performed consistently from year to year, but allowing reasonable modifications to the method of cost allocations based upon usage.

2.

2012 Charges. For Services provided during any portion of calendar year 2012, the following estimated rates shall apply to determine the estimated charges for the Utility Services (the “Utility Services Charges”), subject to adjustment as provided in Sections 3 and 4 of this EXHIBIT D below:

SERVICES	2011 ESTIMATED SERVICESCHARGE RATES

140# Steam	$15.91 per million BTU
Low Pressure Steam	$13.13 per million BTU
Electricity	$88.55 per mWh
Waste Water Treatment and Industrial Sewer	$2.65 per thousand gallons
Demineralized Water	$4.33 per thousand gallons
Kodak Water	$0.94 per thousand gallons
Chilled Water	$4.68 per ton-day
Compressed Air	$0.51 per thousand scf
Nitrogen	$3.33 per thousand scf

Tenant’s consumption of each of the above listed Utility Services shall be determined by existing meters measuring the Utility Services delivered to the Clean Room Area; provided, however, that if at any time during the Lease Term any of such meters are not functioning properly, then Tenant’s consumption shall be computed in accordance with the reasonable estimate of Landlord.

3.

Determination of Estimated Utility Services Charge Rates. Once each calendar year during the Lease Term (beginning with estimates for calendar year 2012), Landlord shall complete its estimated annual operating plan charge rates for each of the Utility Services and shall submit to Tenant a schedule of estimated Utility Services Charge rates for the next succeeding (or then-current, as the case may be) calendar year in substantially the same format as detailed in paragraph 2 above, which shall constitute the estimated Fully Burdened Charge Rate per unit of the Utility Services for the next succeeding (or then-current, as the case may be) calendar year. Tenant’s payments of estimated Utility Services Charges due hereunder on a monthly basis during such succeeding year shall be computed using such estimated Utility Services Charges rates. Landlord shall use its commercially reasonable efforts to submit such proposed schedule of Utility Services charges to Tenant for each calendar year by December 1 of the preceding year. Landlord may at any time or from time to time furnish to Tenant a revised estimate and, in such case, the Utility Services Charge rates for the remainder of the applicable calendar year shall be based upon such revised rates.

4.

Energy Price Adjustment to Utility Services Charges. As soon as practical after the expiration of each calendar year during the Lease Term (beginning with December 31, 2012), Landlord shall reconcile its estimated Fully Burdened Charge Rates against its actual Fully Burdened Charge Rates computed using Landlord’s actual, allocated costs incurred in providing the Utility Services. Once such reconciliation has been accomplished, Landlord shall give Tenant a statement comparing Tenant’s Utility Services Charges computed using such actual Fully Burdened Charge Rates to the amounts paid by Tenant as estimated Utility Services Charges during the prior calendar year. If the estimated Utility Services Charges paid by Tenant are less than Tenant’s Utility Services Charges computed using actual Fully Burdened Charge Rates as reported in accordance with the preceding sentence, Tenant shall pay any such shortfall within twenty (20) days after receipt of an invoice from Landlord for same. If such estimated Utility Services Charges paid by Tenant are more than Tenant’s Utility Services Charges computed using actual Fully Burdened Charge Rates, Landlord shall credit Tenant with any such overpayments against Utility Services Charges thereafter becoming due during the next calendar year of the Lease Term or, if such reconciliation is made after the expiration hereof, Landlord shall refund any such overage to Tenant within twenty (20) days after determination of same.

5.

Definition of Fully Burdened Charge Rates. The term “Fully Burdened Charge Rate” represents the total cost per unit to provide a Utility Service. The intent is to assign to Utility Services all direct utilities division costs (including, but not limited to, direct labor at average labor rates, fuel costs, direct supervision, depreciation, benefits, travel and related costs, service-related training, utility regulatory compliance costs, any direct third party costs incurred to provide the Utility Services and fuel hauling and waste hauling incurred to provide the Utility Services) as well as a reasonable estimate of overhead. Overhead includes the necessary costs to support the provision of Utility Services including, but not limited to, indirect labor, building occupancy costs, information technology costs, site costs and supplies. Actual material purchase prices are used to charge direct materials to a product or Utility Service.

Methodology. Landlord will use a methodology similar to the following to calculate the Fully Burdened Charge Rates to provide Utility Services:

1.

Direct utilities division costs will be allocated to Utility Services being provided using appropriate and available cost drivers or based on an effort study to determine the portion of the total effort in a cost center utilized to provide each of the Utility Services.

2.

An allocation of overhead to the Utility Services being provided will be added to the total direct costs allocated to a Utility Service as provided above. For purposes of this Agreement, the allocation of overhead to a Utility Service shall be twenty-five percent (25%) of the total direct costs allocated to the Utility Service hereunder.

3.

Fully Burdened Charge Rates are equal to the sum of direct costs as determined in A. and allocated overhead as determined in B, divided by the total forecast/actual distributed units of each Utility Service.

EXHIBIT E

KWIC Profiles

Exhibit “A”

Natcore
First Floor, Building 308
4,053.21 Sq Ft

Buildoig Code	Floor Code	Room Code	Room Area	Room Categor	Room Type	Division Code

308-KP	01	135	2,652.76	MFG	CLNRM	NATCORE
308-KP	01	135A	62.34	MFG	CLNRM	NATCORE
308-KP	01	139	422.24	OFF	CLOSED	NATCORE
308-KP	01	136B	57.91	MFG	CLNRM	NATCORE
308-KP	01	137	160.69	MFG	CLNRM	NATCORE
308-KP	01	136	697.27	MFG	CLNRM	NATCORE

			4,053.21	Overall Total

EXHIBIT B

Map Showing Location of Building
(including designated parking areas)